Exhibit 10.11

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

FIRST AMENDMENT TO MSO RISK AGREEMENT

This FIRST AMENDMENT TO MSO RISK AGREEMENT (this “Amendment”), dated December 17, 2015, has been entered into by and between HealthSun Health Plans, Inc., a Florida corporation (“HealthSun” or the “Plan”), and Managed Healthcare Partners, LLC, a Florida limited liability company (“MSO”). HealthSun and MSO are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into that certain MSO Risk Agreement (the “Agreement”), dated July 1, 2009. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in Agreement.

WHEREAS, each of the Parties desire to amend certain provisions of the Agreement as set forth below effective as of June 1, 2015 (the “Effective Date”).

NOW, THEREFORE, in consideration of the promises, covenants and conditions contained herein, and other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS:

1.                  AMENDMENTS.

(a)                Amendments to Attachment B of the Agreement.

(i)             Attachment B of the Agreement is hereby amended by replacing (1) “[***]%” with “[***]%” throughout Attachment B, and (2) “actual AAPCC amount” in Section 2 of Attachment B with “actual amount”.

(ii)            Section 1 of Attachment B of the Agreement is hereby amended in its entirety and replaced with the following:

“MSO Operating Fund: Plan shall establish a Medicare Operating Fund in a ledger at the Financial Records of Plan from which all medical, hospital (including but not limited to inpatient, outpatient and emergency), reinsurance, premium taxes, prescriptions (net of any applicable rebates), physician and health care professionals, and all other Covered Services are paid for all Medicare Members assigned to MSO, including amounts under capitated agreements between Plan or MSO and a provider. MSO may opt out of any capitated programs that are in place at the time of this Agreement, unless such program is necessary for Plan or MSO to comply with legal requirements.”

(iii)          Section 6.1 of the Agreement is hereby amended in its entirety and replaced with the following:

“6.1          Term

The term of this Agreement shall commence on the Effective Date and shall continue in effect until July I, 2029, unless terminated earlier pursuant to this Agreement.”

(iv)          The definition of “Effective Date” is hereby amended in its entirety and replaced with the following:

“Effective Date” shall mean the effective date of this Agreement, which shall be June 1, 2015.”

(b)                Consideration. On the date hereof, in consideration for the amendments set forth in Section 1(a) and in reliance on the representations, warranties, covenants and agreements of the applicable Parties contained in this Agreement, HealthSun shall pay to MSO an aggregate cash amount equal to $2,627,591.00, minus any amounts paid by HealthSun to MSO on or after the Effective Date in excess of [***]% with respect to any payments to be made under Attachment B of the Agreement, plus the aggregate amount for all salaries paid by MSO to the benefit consultants described in Section 1(d)(vi) during the period commencing on the Effective Date and ending on the date hereof, which shall not exceed $133,028.49 (such net amount, the “Closing Cash Consideration”). The Closing Cash Consideration shall be paid to MSO by HealthSun on the date hereof by wire transfer in immediately available funds pursuant to the wire transfer instructions provided in writing by MSO to HealthSun on or before the date hereof.

(c)                Representations, Warranties, and Covenants. The Agreement is hereby amended by adding the following Representations:

(i)                 No Violation; Consents and Approvals. The execution and delivery of this Agreement by either Party and the consummation by it of the transactions contemplated hereby will not violate any provision of the organizational documents of such Party. The execution and delivery of this Agreement by either Party and the consummation by it of the transactions contemplated hereby will not (1) violate any Law applicable to, binding upon or enforceable against such Party, (2) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any of a Party’s material contracts, (3) result in the creation or imposition of any lien upon any of the material property or material assets of a Party, (4) require the authorization, filing, notice, exemption, consent, approval or other material action by or notice to any governmental authority, or (5) require the consent of any Party’s equity holders and board of directors (or similar governing body) that has not been obtained on or before the date hereof.

(ii)               Litigation. Other than as set forth on Schedule 1(c)(ii), there are not, and for the previous twenty-four (24) months there have not been, any actions, suits, proceedings or government investigations pending or, to MSO’s knowledge, threatened in writing against (i) the MSO or (ii) any officer or employee of MSO acting in his or her capacity as such, at law or in equity, before or by any governmental authority or any person or entity, which is reasonably likely to be material to MSO. MSO is not subject to any outstanding settlement, injunction, award, judgment, order or decree of any governmental authority. MSO has not, and to the knowledge of MSO, no officer, director or employee of MSO has, been permanently or temporarily enjoined or otherwise prohibited, precluded, debarred, or restricted by any law or governmental authority from engaging in or continuing any conduct or practice in connection with the business of MSO.

(iii)             No Material Adverse Effect. There has not been any material adverse effect on MSO’s business, assets, conditions (financial or otherwise), or operations and, to the knowledge of MSO, no event has occurred which would result in a material adverse effect on MSO’s business, assets, conditions (financial or otherwise), or operations.

(iv)              Confidentiality; Publicity. No Party or its respective affiliates, employees, agents and representatives shall disclose to any third party the existence of the Agreement, this Amendment or the subject matter or terms hereof or thereof without the prior consent of the other Party; provided, however that the Parties and their affiliates shall be permitted to disclose such information (1) to their attorneys, advisors, representatives, members or investors who are reasonably required to receive such information and (2) in connection with enforcing their rights under the Agreement or this Amendment or any other agreement entered into in connection with the Agreement or this Amendment.

(v)                Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of the Agreement or this Amendment without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

(vi)              Benefit Consultants. Immediately upon execution of this Amendment, HealthSun will employ all of MSO’s full-time benefit consultants who will provide services as exclusive agents for HealthSun on behalf of MSO, in each case on terms and conditions substantially similar to the employees at HealthSun with comparable titles, responsibilities and roles.

(vii)            Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Agreement, this Amendment and the transactions contemplated hereby and thereby.

2.                   MISCELLANEOUS.

(a)                Ratification and Reaffirmation. Except as expressly provided for in this Amendment, the Agreement shall be unchanged and shall remain in full force and effect.

(b)                Amendments. Neither this Amendment nor any term hereof may be amended, changed, waived, discharged or terminated without the prior written consent of both Parties.

(c)                Governing Law. This Amendment is to be construed and enforced in accordance with and governed by the laws of the state of Florida and the federal laws applicable therein and without regard to the principles of conflicts of law of such state.

(d)                Counterparts. This Amendment may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

(e)                Entire Agreement. This Amendment and the Agreement are intended by the Parties as a final expression of their agreement relating to the subject matter herein and therein and are intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein.

(f)       Power and Authority. Each Party has all corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts or proceedings required to be taken by each of the Parties to authorize the execution and delivery of this Amendment and the performance of each of the Parties’ obligations hereunder have been properly taken.

(g)       Recitals. The Recitals to the Agreement are hereby incorporated as material provisions of this Amendment as if restated in full herein.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date hereof and effective as of the Effective Date.

MANAGED HEALTHCARE PARTNERS LLC

By:	/s/ Carlos de Solo
Name:	Carlos de Solo
Its:	CEO

HEALTHSUN HEALTH PLANS, INC.

By:	/s/ Ronald Schutzen
Name:	Ronald Schutzen
Its:	President

Schedule 1(c)(ii)